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                                                                     EXHIBIT 1.4




                             ENRON OIL & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                  ------------

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


                                                                     Year Ended December 31,
                                                -------------------------------------------------------------
                                                  1997          1996        1995         1994         1993
                                                ---------    ---------    ---------    ---------    ---------
Earnings Available for Fixed Charges:
     Net Income                                 $ 121,970    $ 140,008    $ 142,118    $ 147,998    $ 138,025
     Less:
         Capitalized Interest Expense             (13,706)      (9,136)      (6,490)      (6,124)      (5,457)
     Add:
          Fixed Charges                            41,423       21,997       18,414       14,613       15,378
          Income Tax Provision(Benefit)            41,500       50,954       41,936        5,937      (25,752)
                                                ---------    ---------    ---------    ---------    ---------
            Earnings Available                  $ 191,187    $ 203,823    $ 195,978    $ 162,424    $ 122,194
                                                =========    =========    =========    =========    =========


Fixed Charges:
     Interest Expense                              27,369       12,370       11,310        8,135        9,921
     Capitalized Interest                          13,706        9,136        6,490        6,124        5,457
     Rental Expense Representative of
       Interest Factor                                348          491          614          354           --
                                                ---------    ---------    ---------    ---------    ---------
           Total Fixed Charges                  $  41,423    $  21,997    $  18,414    $  14,613    $  15,378
                                                =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges                   4.62         9.27        10.64        11.12         7.95
                                                =========    =========    =========    =========    =========

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